Exhibit 10.10

July 18, 2013

Mr. Ray Smets

[PRIVATE ADDRESS]

Dear Ray:

I am pleased to confirm the offer for you to join A10 Networks, Inc., a California corporation (the “Company”), as Vice President Global Sales, based out of our San Jose Headquarters. This is a full-time regular position reporting to Lee Chen, CEO/President. As a key member of the Executive Management Team, you will have primary responsibility to develop, drive and implement a strong global sales plan to significantly and quickly grow sales and market penetration, along with overseeing World Wide Sales Operations, Business Development, and Systems Engineering.

Your starting salary will be at a rate of $285,000 per year, payable in accordance with the company’s payroll schedule. You will be eligible for an additional on target earnings of $275,000, compensated in accordance with the 2013 A10 Sales Compensation Plan and completion of mutually agreeable objectives set between you and your manager.

You will also be granted options to purchase 750,000 shares of the Company’s Common Stock, pending approval by the Company’s Board of Directors and subject to the terms and conditions of the Company’s 2008 Stock Plan. Generally speaking, those terms will include, among other things, vesting of 1/4 of the shares on your first year anniversary date, and an additional 1/48th of the shares at the end of each additional month thereafter. However, the vesting of your options will be subject to a special acceleration of fifty percent (50%) of the number of shares then unvested upon and in the event of any acquisition or merger of the company, if such transaction involves a change of control.

You will be entitled to receive the Company’s employee benefits made available to other employees at your level to the full extent of your eligibility. The effective date of medical, dental and vision insurance is the 1st of the month following your start date. If your start date is on the 1st of the month, benefits will be effective on that date.

Your employment will be subject to your execution of the Company’s standard form of Employee Agreement (relating to non-disclosure of confidential information and assignment of inventions to the Company), and successful completion of any outstanding reference and background checks.

Your Employment with the Company is for no specific period of time. Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your

Memorandum

July 18, 2013

employment at any time and for any reason, with or without cause. Any contrary representations which may have been made to you are superseded by this offer. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and the Company’s Chief Executive Officer.

If this offer meets your approval, please confirm your acceptance by signing a copy of this letter below and confirming your start date. This offer is valid for two (2) business days following your receipt of this letter; and assumes a proposed start date of July 22, 2013.

I look forward to a favorable reply and to welcoming you to A10 Networks, Inc.

Sincerely,

/s/ Ruth Welch

Ruth Welch
Senior Director Human Resources

Acknowledged and accepted:

/s/ Ray Smets

Ray Smets

Date:	7/18/13

Start Date:	7/22/13